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                                                                   EXHIBIT 14(a)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Registration Statement of Van Kampen Equity Trust II on Form N-14 under the Securities Act of 1933, of our report dated August 8, 2003 for the Van Kampen International Magnum Fund, for the year ended June 30, 2003, included as part of the Van Kampen Series Fund, Inc. Form N-CSR as filed with the Securities and Exchange Commission on August 29, 2003, included in the Statement of Additional Information which is part of this Registration Statement. We also consent to the reference to us under the heading of "Independent Auditors" included in such Statement of Additional Information. We also consent to the reference to us under the heading "Other Service Providers" in the Prospectus/Proxy Statement, which is also part of this Registration Statement.



DELOITTE & TOUCHE LLP

Chicago, Illinois
August 10, 2004